Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192115
333-192115-01
333-192115-02
333-192115-03

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(to prospectus dated November 6, 2013)

WPP Finance 2010

U.S.$             % Senior Notes Due 2024

Guaranteed by

WPP plc

We are offering U.S.$         aggregate principal amount of our     % senior notes due 2024 (the “notes”). We will pay interest on the notes at a rate of     % per year with interest to be paid on March      and September      of each year, beginning on March     , 2015. WPP plc, our ultimate parent company, and its subsidiaries WPP Jubilee Limited and WPP 2005 Limited, will guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the notes.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will rank equally in right of payment with all of WPP plc, WPP Jubilee Limited and WPP 2005 Limited’s other unsecured and unsubordinated debt obligations from time to time outstanding.

We may, at our option at any time, redeem the notes, in whole or in part, at the applicable redemption price described in this prospectus supplement. In addition, we may redeem the notes, in whole, upon the occurrence of certain events relating to taxation at the redemption price described in this prospectus supplement and the accompanying prospectus. If a Change of Control Repurchase Event (as described herein) occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the repurchase price described in this prospectus supplement.

The notes are a new issue of securities with no established trading market. Application will be made to admit the notes to listing on the Irish Stock Exchange’s Official List (the “Official List”) and to trading on the Global Exchange Market (the “Market”) of the Irish Stock Exchange. The Market is not a regulated market for the purposes of Directive 2004/39/EC (the “Markets in Financial Instruments Directive”).

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount and Commissions		Proceeds, Before Expenses, to WPP Finance 2010

Per note		%		%		%
Total	U.S.$		U.S.$		U.S.$

(1)	Plus accrued interest, if any, from September , 2014.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about September     , 2014 in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	HSBC

J.P. Morgan      Wells Fargo Securities

The date of this prospectus supplement is September     , 2014.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and any written communication from us or the underwriters specifying the final terms of the offering may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CURRENCY OF PRESENTATION AND EXCHANGE RATES

WPP plc publishes its consolidated financial statements in pounds sterling.

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, references to “$,” “U.S.$,” “dollars” and “U.S. dollars” are to the lawful currency of the United States; references to “£,” “pounds sterling,” “pounds” and “pence” are to the lawful currency of the United Kingdom; and references to “€” or “euro” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty Establishing the European Community, as amended. Solely for the convenience of the reader, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain translations of certain pounds sterling amounts into U.S. dollars at the rate or rates indicated. These translations should not be construed as representations that the pound amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, pound sterling amounts as of June 30, 2014 have been translated at the Bloomberg Closing Mid Point rate on June 30, 2014 of £1.00 = U.S.$1.7102. As of September 12, 2014, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.6267.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with or furnish to the SEC may automatically update and supersede earlier information filed with or furnished to the SEC or included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents:

•	WPP plc’s annual report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 30, 2014 (SEC File No. 000-16350) (“WPP plc’s Form 20-F”);

•	WPP plc’s interim report on Form 6-K for the six months ended June 30, 2014, filed with the SEC on August 26, 2014 (SEC File No. 000-16350); and

•

any future reports that WPP plc files with or furnishes to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement or in the accompanying prospectus.

You may read and copy any materials WPP plc files with, or furnishes to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room. The filings of WPP plc with the SEC are also available at http://www.sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: 27 Farm Street, London W1J 5RJ, United Kingdom, telephone (44) (0)20 7408 2204.

The consolidated financial statements of WPP plc for the year ended December 31, 2013 have been incorporated by reference in this prospectus supplement as described above. Note 32 of the consolidated financial statements includes certain condensed consolidating financial information pertaining to the Issuer, the Guarantors and another subsidiary of WPP plc, Young & Rubicam Brands US Holdings. Young & Rubicam Brands US Holdings was a guarantor of other indebtedness and is an indirect wholly owned subsidiary of WPP Jubilee Limited with no operations or cash flows of its own and its sole assets are its interests in certain operating subsidiaries. The exclusion of the financial information of Young & Rubicam Brands US Holdings has no financial impact on the columns presented in the condensed consolidating financial information relating to the Subsidiary Guarantors.

The other indebtedness, in which Young & Rubicam Brands US Holdings is a guarantor, matured on June 15, 2014 and is no longer outstanding. Accordingly, the condensed consolidating financial information included in note 22 of WPP’s unaudited financial statements on Form 6-K for the six months ended June 30, 2014 does not include Young & Rubicam Brands US Holdings.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

As used in this prospectus supplement, the “Group” refers to WPP plc and its consolidated subsidiaries; the “Issuer” refers to WPP Finance 2010, excluding its subsidiaries and affiliates; the “Subsidiary Guarantors” refers to WPP Jubilee Limited and WPP 2005 Limited, excluding their subsidiaries and affiliates; and the “Parent Guarantor” refers to WPP plc, excluding its subsidiaries and affiliates. References to the “Guarantors” refers collectively to the Parent Guarantor and the Subsidiary Guarantors, in each case unless the context otherwise requires or unless otherwise specified. References to “we,” “our” and “us” refer to the Issuer and WPP plc, collectively, in each case unless the context otherwise requires or unless otherwise specified.

The Group, the Issuer and the Guarantors

The Group comprises one of the largest communication services businesses in the world. It operates through a number of established global, multinational and national advertising and marketing services companies that are organized into four business segments: Advertising and Media Investment Management; Data Investment Management (formerly Consumer Insight); Public Relations & Public Affairs; and Branding & Identity, Healthcare and Specialist Communications (including direct, digital, promotion and relationship marketing). It operates from over 3,000 offices in 110 countries, including associates. At June 30, 2014, the Group had approximately 122,000 employees. Including all employees of associated companies, this figure was over 179,000. For the year ended December 31, 2013, the Group had revenue of approximately £11,019 million and operating profit of approximately £1,410 million, and for the six months ended June 30, 2014, the Group had revenue of approximately £5,469 million and operating profit of approximately £531 million.

The Group’s largest segment is Advertising and Media Investment Management where it operates the well-known advertising networks Ogilvy & Mather Advertising, JWT, Y&R, Grey, Bates CHI&Partners and the United Network, as well as Media Investment Management companies such as MediaCom, MEC, Mindshare, Maxus and tenthavenue. Its other segments are Data Investment Management (formerly Consumer Insight), where its operations are conducted through Kantar; Public Relations & Public Affairs, where it operates through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill+Knowlton Strategies and Ogilvy Public Relations; and Branding & Identity, Healthcare and Specialist Communications, where its operations are conducted by B to D Group, ghg, Wunderman, Sudler & Hennessey, OgilvyOne Worldwide, Ogilvy CommonHealth Worldwide, Geometry Global, Xaxis, POSSIBLE, AKQA and other companies.

The Group’s executive office is located at 27 Farm Street, London, W1J 5RJ, United Kingdom, Tel: (44) (0)20 7408 2204, and WPP plc’s registered office is located at Queensway House, Hilgrove Street, St. Helier, Jersey JE1 1ES.

The Issuer

WPP Finance 2010 was incorporated on October 26, 2010 and is a private unlimited liability company incorporated under the laws of England and Wales (company number 07419716). It is an indirect, wholly owned subsidiary of WPP plc.

The Guarantors

WPP plc was incorporated on October 25, 2012 as a public company limited by shares incorporated under the laws of Jersey (company number 111714) and became the ultimate parent of the Group on January 2, 2013 in connection with the redomiciliation of the Group to the United Kingdom for UK income tax purposes.

WPP Jubilee Limited was incorporated on November 8, 2012 as a private limited company in England and Wales (company number 08286875). WPP Jubilee Limited’s registered office is located at 27 Farm Street, London W1J 5RJ, United Kingdom. It is a direct, wholly owned subsidiary of WPP plc.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company incorporated under the laws of England and Wales (company number 01003653). WPP 2005 Limited’s registered office is located at 27 Farm Street, London W1J 5RJ, United Kingdom. It is a wholly owned subsidiary of WPP Jubilee Limited, with 15% of its shares held by WPP Jubilee Limited directly and 85% held indirectly. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of the Notes and the Guarantees” in this prospectus supplement and “Description of Debt Securities and Guarantees” in the accompanying prospectus.

Notes Offered	U.S.$ aggregate principal amount of % Senior Notes due 2024 (the “notes”).

Issuer	WPP Finance 2010.

Guarantors	WPP plc, WPP Jubilee Limited and WPP 2005 Limited.

Maturity	The notes will mature on September , 2024.

Interest Rate	The notes will bear interest at the rate of % per year from September , 2014.

Interest Payment Dates	Interest on the notes will be payable semi-annually on March and September , beginning on March , 2015.

Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the notes will be guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited on a joint and several basis as described in “Description of Debt Securities and Guarantees—General— Guarantees” in the accompanying prospectus.

Ranking	The notes will be the Issuer’s senior and unsecured indebtedness and will rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt obligations from time to time outstanding.

The guarantees will be unsecured and unsubordinated obligations of WPP plc, WPP Jubilee Limited and WPP 2005 Limited and will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated debt obligations from time to time outstanding of WPP plc, WPP Jubilee Limited and WPP 2005 Limited, respectively.

The notes and the guarantees will be effectively subordinated to any existing or future secured indebtedness of WPP Finance 2010, WPP plc, WPP Jubilee Limited and WPP 2005 Limited, respectively, to the extent of the collateral securing such indebtedness.

As of June 30, 2014, none of WPP Finance 2010, WPP plc, WPP Jubilee Limited and WPP 2005 Limited had any secured indebtedness outstanding.

WPP plc, WPP Jubilee Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the

Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the notes unless other entities become guarantors. As a result, the notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors.

Use of Proceeds	The Issuer intends to use the net proceeds from the sale of the notes for general corporate purposes, which includes the repayment of short term borrowings under our Bank revolver and our commercial paper program which have partly arisen from the repayment of bonds which matured earlier in the year.

Optional Redemption	The Issuer will have the right, at its option, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the greater of the principal amount of such notes and the applicable “make-whole” amount, plus in each case accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes and the Guarantees—Redemption—Optional Redemption” in this prospectus supplement and “Description of Debt Securities and Guarantees—Redemption and Optional Repurchase” in the accompanying prospectus.

Tax Redemption	Upon the occurrence of certain events relating to taxation, as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the notes, we may redeem the outstanding notes in whole (but not in part), at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Change of Control Repurchase Right	Upon the occurrence of a Change of Control Repurchase Event, as defined under “Description of the Notes and the Guarantees—Repurchase upon Change of Control Repurchase Event” in this prospectus supplement, the Issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

Further Issuances	The Issuer may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions as the notes (except for the issue date, price to public and, if applicable, the initial interest payment date) which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes offered hereby.

Listing	Application will be made to admit the notes to listing on the Official List and to trading on the Market.

Form and Denomination	The notes will be issued only in registered form without coupons and in denominations of U.S.$1,000 principal amount and integral multiples of U.S.$1,000 in excess thereof. See “Description of Debt Securities and Guarantees—General—Form and Denominations” in the accompanying prospectus.

Trustee	Wilmington Trust, National Association.

Security Registrar and Principal Paying Agent	Citibank, N.A.

Additional Paying Agent	Citibank, N.A., London Branch.

Governing Law	State of New York.

Risk Factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement and in WPP plc’s Annual Report on Form 20-F.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the potential risks to the Issuer and the Guarantors described below and those described in WPP plc’s Form 20-F, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment if any one of these risks were to materialize.

Risks Relating to Our Business

For a discussion of risks relating to our business, see Item 3 (“Key Information—Risk Factors”) on pages 5 and 6 and Item 11 (“Quantitative and Qualitative Disclosures About Market Risk”) on page 100 in WPP plc’s Form 20-F for the fiscal year ended December 31, 2013, and WPP plc’s other filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes and Guarantees

The Issuer is a finance company that will depend on payments under intercompany loans to provide it with funds to meet its obligations under the notes.

The Issuer is a financing vehicle that has no business operations or subsidiaries, and its only assets are intercompany advances made to the Group. As such, the Issuer’s ability to make payments of interest, principal and premium, if any, on the notes will be wholly dependent upon payments from the Group under the intercompany loans to provide it with funds to make payments due on the notes.

The notes and the guarantees will be unsecured obligations.

The notes will be senior, unsecured indebtedness of the Issuer and will rank equally in right of payment with all future unsecured and unsubordinated obligations of the Issuer. The guarantees will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of each Guarantor. The notes and the guarantees will be effectively subordinated to any existing and future secured indebtedness of the Issuer and each Guarantor, respectively, to the extent of the collateral securing such indebtedness. As of June 30, 2014, neither the Issuer nor the Guarantors had any secured indebtedness outstanding. For more information on the ranking of the notes and the guarantees, see “Description of Debt Securities and Guarantees” in the accompanying prospectus.

The Guarantors are holding companies and will depend upon funds from their subsidiaries to meet their obligations under the notes and guarantees.

The Guarantors are holding companies and their only significant assets are their investments in their subsidiaries. As holding companies, the Guarantors are dependent upon dividends, loans or advances, or other intercompany transfers of funds from their subsidiaries to meet their obligations under the guarantees. The ability of their subsidiaries to pay dividends and make other payments to the Guarantors may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be a party. Therefore, the Guarantors’ ability to make payments with respect to the guarantees may be limited.

The Guarantors currently conduct all of their operations through their subsidiaries, and none of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors will have any obligations with respect to the notes unless other entities become guarantors. As a result, the notes will be structurally subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of all of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors, unless and except to the extent that any of those entities become guarantors. As of June 30, 2014, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £14,279.9 million (U.S.$24,421.5 million), of which approximately £1,747.3 million (U.S.$2,988.2 million) was indebtedness. In addition, each of WPP Air 1 (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)), WPP Air 3 (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)), WPP 2008 Limited (a wholly owned direct subsidiary of WPP Jubilee Limited) and WPP 2012 Limited (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)) are guarantors of £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012), £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A., €750 million of 6.625% bonds due May 2016 issued by WPP 2008 Limited (formerly WPP Group plc and subsequently substituted as issuer by WPP plc on December 14, 2012) and €500 million of 5.250% bonds due January 2015 issued by WPP Finance S.A. WPP Air 1, WPP 2008 Limited and WPP 2012 Limited (as well as WPP 2005 Limited) are guarantors of U.S.$600 million of 8% senior notes due September 2014 issued by WPP Finance (UK), U.S.$812.4 million of 4.75% senior notes due November 2021 issued by the Issuer, U.S.$500 million of 3.625% senior notes due September 2022 issued by the Issuer and U.S.$300 million of 5.125% senior notes due September 2042 issued by the Issuer. None of WPP Air 1, WPP Air 3, WPP 2012 Limited or WPP 2008 Limited will initially be required to guarantee the notes. If WPP 2012 Limited, WPP 2008 Limited, WPP Air 1 or WPP Air 3 owns more than U.S.$10 million of total assets, such company will be required to guarantee the notes. The Guarantors are guarantors of a five-year revolving credit facility (the “Bank revolver”) due July 2019 entered into by WPP CP LLC and WPP Finance Co. Limited as borrowers permitting borrowings of up to U.S.$2.5 billion (including U.S.$1.1 billion swingline facility). In addition, our affiliate WPP Finance S.A. plans to issue €750 million of 2.25% Senior Notes due 2026 that will be guaranteed by the Guarantors.

We may be unable to purchase the notes upon the occurrence of a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture governing the notes, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus any accrued and unpaid interest up to, but excluding, the repurchase date. If a Change of Control Repurchase Event occurs, we may not have sufficient funds to pay the repurchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a Change of Control Repurchase Event under the indenture may also result in an event of default under our credit facilities and certain of our other debt instruments, which may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that would constitute a Change of Control Repurchase Event under the indenture. Our failure to repurchase the notes following the occurrence of a Change of Control Repurchase Event would constitute an event of default under the indenture governing the notes, as well as the other debt instruments of the Issuer and the Guarantors.

The provisions relating to Change of Control Repurchase Events set forth in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a Change of Control Repurchase Event under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or a downgrading or withdrawal of the requisite credit ratings by rating agencies so as to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture will not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Civil liabilities or judgments against the Issuer, the Guarantors or their directors and officers or experts named herein and in the accompanying prospectus based on U.S. federal or state securities laws may be difficult or impossible to enforce.

The Issuer and the Guarantors are companies incorporated under the laws of England and Wales and Jersey. Future guarantors are also expected to be organized outside the United States. Some of the Issuer’s and the Guarantors’ directors and officers reside outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer or the Guarantors or their directors and officers or experts named herein and in the accompanying prospectus or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal or state securities laws of the United States.

Payments on the notes or the guarantees could be subject to withholding under the European Union Savings Directive.

Under Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), EU Member States (the “Member States”) are required to provide to the tax authorities of other Member States details of certain payments of interest or similar income paid or secured by a person established in a Member State to or for the benefit of an individual resident in another Member State or certain limited types of entities established in another Member State.

On March 24, 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. The Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

For a transitional period, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those Member States which still operate a withholding system when they are implemented. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favour of automatic information exchange under the Directive.

The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a member state of the European Union that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor the Guarantors nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any notes as a result of the imposition of such withholding tax. The Issuer will be required to maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

The notes may not be a suitable investment for all investors.

Each potential investor in the notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•

have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus;

•

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact such investment will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes;

•	understand thoroughly the terms of the notes; and

•

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

There may not be a liquid trading market for the notes.

The notes are a new issue of securities with no established trading market. Application will be made to admit the notes to trading on the Irish Stock Exchange’s Global Exchange Market, but an active market for the notes may not develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at a fair market value or at all. The underwriters have indicated that they intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice.

The value of your investment in the notes may be subject to exchange rate fluctuations. We may become subject to exchange controls, which may similarly negatively impact the value of your investment in the notes.

The Issuer (and, failing the Issuer, the Guarantors and any other guarantors, if the notes are guaranteed by any such other guarantors) will pay principal and interest on the notes in dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the dollar or revaluation of the investor’s currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the dollar would decrease (1) the Investor’s Currency equivalent yield on the notes, (2) the Investor’s Currency equivalent value of the principal payable on the notes and (3) the Investor’s Currency equivalent market value of the notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

The value of your investment in the notes may be subject to interest rate fluctuations.

Investment in the notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Legal considerations may restrict certain investments.

The investment activities of certain investors are subject to investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) the notes are legal investments for it, (2) the notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any of the notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the notes under any applicable risk-based capital or similar rules.

As a “foreign private issuer” in the United States, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC.

As a “foreign private issuer,” we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and commissions and transaction expenses payable by us, are expected to be approximately U.S.$        . We intend to use the net proceeds from the sale of the notes for general corporate purposes, which includes the repayment of short term borrowings under our Bank revolver and our commercial paper program which have partly arisen from the repayment of bonds which matured earlier in the year.

Borrowings under our Bank revolver bear interest at a rate equal to LIBOR plus a spread of 0.45% and the revolver matures in July 2019. Our outstanding commercial paper borrowings were issued at discounts ranging from 0.30% to 0.59% and do not bear interest and have maturities ranging from September to December 2014.

Affiliates of certain of the underwriters currently serve as lenders and/or agents under our Bank revolver and would be entitled to their pro rata portion of the proceeds of this offering that are used to repay such borrowings. See “Underwriting.”

CAPITALIZATION

The following table sets forth the Group’s consolidated capitalization as at June 30, 2014 on an actual basis and as adjusted to reflect the repayment of the 6.34% notes due 2014 that matured in July 2014, the 8% notes due 2014 that matured on September 15, 2014 and the planned issuance and sale of €750 million of 2.25% Senior Notes due September 2026 and as further adjusted to reflect the planned issuance and sale of the notes pursuant to this offering and the application of the net proceeds from such sale as described in “Use of Proceeds.” It should be read in conjunction with, and is qualified by reference to, WPP plc’s audited 2013 financial statements and related notes thereto, and WPP plc’s unaudited condensed consolidated interim report financial statements for the six months ended June 30, 2014 and the related notes thereto, both of which have been incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. U.S. dollar amounts are presented solely for your convenience.

	As at June 30, 2014
	Actual		As adjusted(1)		As further adjusted(2)
	£m	U.S.$m(3)	£m	U.S.$m(3)	£m	U.S.$m(3)
	(unaudited)
Long-term indebtedness
5.625% Senior Notes due 2043	292.4	500.0	292.4	500.0	292.4	500.0
5.125% Senior Notes due 2042	175.4	300.0	175.4	300.0	175.4	300.0
3.0% Senior Notes due 2023	600.3	1,026.6	600.3	1,026.6	600.3	1,026.6
3.625% Senior Notes due 2022	292.4	500.0	292.4	500.0	292.4	500.0
4.75% Senior Notes due 2021	475.0	812.3	475.0	812.3	475.0	812.3
6.375% Bonds due 2020	200.0	342.0	200.0	342.0	200.0	342.0
6.0% Bonds due 2017	400.0	684.1	400.0	684.1	400.0	684.1
Bank revolver and commercial paper	201.5	344.6	566.9	969.6
6.625% Bonds due 2016	600.3	1,026.6	600.3	1,026.6	600.3	1,026.6
5.25% Bonds due 2015	400.2	684.4	400.2	684.4	400.2	684.4
8.0% Notes due 2014	350.8	600.0	—	—	—	—
6.34% Notes due 2014	14.6	25.0	—	—	—	—
Planned 2.25% Senior Notes due 2026	—	—	600.3	1,026.6	600.3	1,026.6
New Senior Notes due 2024	—	—	—	—
Derivative financial instruments & other adjustments(1)	(21.0)	(35.9)	(31.9)	(54.6)

Total long-term indebtedness	3,981.9	6,808.7	4,571.3	7,817.6

Capital and reserves
Called-up share capital	135.0	230.9	135.0	230.9	135.0	230.9
Share premium account	490.1	838.2	490.1	838.2	490.1	838.2
Shares to be issued	0.4	0.7	0.4	0.7	0.4	0.7
Other reserves	(47.3)	(80.9)	(47.3)	(80.9)	(47.3)	(80.9)
Own shares	(535.9)	(916.5)	(535.9)	(916.5)	(535.9)	(916.5)
Retained earnings(1)	7,204.2	12,320.6	7,204.0	12,320.3	7,204.2	12,320.6

Equity share owners’ funds	7,246.5	12,393.0	7,246.3	12,392.7	7,246.5	12,393.0

Total capitalization	11,228.4	19,202.7	11,817.6	20,210.3

(1)

The figures contained in the adjusted column reflect (a) the planned issuance and sale of €750 million 2.25% Senior Notes due 2026 and (b) the following transactions that have occurred since June 30, 2014 and prior to the notes offering: (i) the repayment of the 6.34% notes due 2014, which matured in July 2014 and the 8.0% notes due 2014, which matured on September 15, 2014 of which these were temporarily funded by our Bank revolver and (ii) adjustments to derivative financial instruments and other adjustments to retained earnings related to the maturing debt being repaid. For the purposes of the table above, all of the drawings under our Bank revolver are reflected as being applied to the repayment of the 6.34% and 8.0% notes due 2014. WPP intends to use the net proceeds of €736.1 million (€589.2 million) from the planned issuance of €750 million of 2.25% Senior Notes due September 2026 for general corporate purposes, which may include refinancing of the €500 million of 5.25% bonds due January 2015.
(2)	The figures contained in the further adjusted column reflect the issuance and sale of the notes hereby and the application of the net proceeds from such sale. WPP intends to use the net proceeds from this offering for general corporate purposes, which includes the repayment of short term borrowings under our Bank revolver and our commercial paper program which have partly arisen from the repayment of bonds that matured in 2014.
(3)	All U.S. dollar amounts in this table have been translated from pounds sterling based on the Bloomberg Closing Mid Point rate on June 30, 2014 of £1.00 = U.S.$1.7102.

As at June 30, 2014, none of WPP Finance 2010, WPP plc, WPP Jubilee Limited or WPP 2005 Limited had any secured indebtedness outstanding.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

The following description of the specific terms of the notes and the related guarantees supplements the description of the general terms set forth under “Description of Debt Securities and Guarantees” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

References to the “notes” include both the notes and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean persons who have notes registered in their names on the books that we, the trustee, or the registrar, as applicable, maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Investors should refer to “—General—Form and Denominations” in this prospectus supplement and “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

General

Indenture and Supplemental Indenture

The notes will be issued under an indenture, as supplemented by a supplemental indenture. Each of the indenture and the supplemental indenture are agreements among WPP Finance 2010, as Issuer, WPP plc, WPP Jubilee Limited and WPP 2005 Limited, as Guarantors, Wilmington Trust, National Association, as trustee, Citibank, N.A., as security registrar and paying agent, and Citibank, N.A., London Branch, as paying agent. References hereinafter to the “indenture” include the supplemental indenture.

Principal and Interest

The aggregate principal amount of the notes will initially be U.S.$        . As discussed below under the heading “—Further Issues,” additional notes may be issued in future offerings. The notes will mature on September     , 2024.

The notes will bear interest at a rate of     % per year, from September     , 2014. Interest on the notes will be payable semi-annually on March      and September      of each year, beginning on March     , 2015, to the holders in whose names the notes are registered at the close of business on              or              immediately preceding the related interest payment date.

The Issuer will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. The Issuer will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, maturity date or redemption date with respect to the notes falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding business day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, maturity date or redemption date, as the case may be, to the date of such payment on the next succeeding business day.

Form and Denominations

The notes will be issued only in registered form without coupons and in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof. Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

Guarantees

The Guarantors will guarantee, on a joint and several basis, the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by the Issuer in respect of the notes and under the indenture. Each of the guarantees will be full and unconditional subject to the possible release or replacement of such guarantee upon certain mergers, consolidations or sales of all or substantially all of a Guarantor’s properties and assets or upon the satisfaction or defeasance of the notes. If the Issuer fails to pay any such amount, the Guarantors will immediately pay the amount that is due and required to be paid.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a Guarantor, or any other subsidiary of any Parent Guarantor, becomes a guarantor under any of the Eurobonds, Sterling bonds or USA notes, then such guaranteeing entity shall become a guarantor of the notes. As used herein, the term “Eurobonds” means the €500 million of 5.25% bonds due January 2015 issued by WPP Finance S.A., the €750 million of 6.625% bonds due May 2016 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012), the €750 million of 3.000% bonds due November 2023 and the €750 million of 2.25% Senior Notes due September 2026 planned to be issued by WPP Finance S.A.; the term “Sterling bonds” means the £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012) and the £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A.; and the term “USA notes” means the U.S.$600 million of 8% senior notes due September 2014 issued by WPP Finance (UK), the U.S.$812.4 million of 4.75% senior notes due November 2021 issued by the Issuer, the U.S.$500 million of 3.625% senior notes due September 2022 issued by the Issuer, the U.S.$300 million of 5.125% senior notes due September 2042 issued by the Issuer and the U.S.$500 million of 5.625% Senior Notes due November 2043 issued by the Issuer. Except as provided below, none of (i) WPP 2012 Limited, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Sterling bonds and certain of the USA notes, (ii) WPP Air 1, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Sterling bonds and certain of the USA notes, (iii), WPP Air 3, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of certain of the Eurobonds and the Sterling Bonds, or (iv) WPP 2008 Limited, a wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Sterling bonds and certain of the USA notes will be required to become a guarantor of any notes issued and sold under the indenture including the notes offered hereby. As of the date of this prospectus, none of WPP 2012 Limited, WPP 2008 Limited, WPP Air 1 or WPP Air 3 had total assets of more than U.S.$7 million and the Parent Guarantor will covenant that in the event that any such company owns more than U.S.$10 million of total assets, such will be required to guarantee the notes.

Ranking of Notes and Guarantees

WPP plc is a holding company and its principal assets are shares that it holds in its subsidiaries. The notes will not be secured by any of the Issuer’s assets or properties. As a result, by owning the notes, you will be one of the Issuer’s unsecured creditors. The notes will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Issuer, the notes would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt.

The Guarantors’ guarantees of the notes will not be secured by any of their assets or properties. As a result, if the Guarantors are required to pay under the guarantees, holders of the notes would be unsecured creditors of the Guarantors. The guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against any of the Guarantors, the guarantees would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated debt.

WPP plc, WPP Jubilee Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the notes unless other entities become guarantors. As a result, the notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors and any other entities that become Subsidiary Guarantors.

As of June 30, 2014, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £14,279.9 million (U.S.$24,421.5 million), of which approximately £1,747.3 million (U.S.$2,988.2 million) was indebtedness. In addition, each of WPP Air 1 (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)), WPP 2008 Limited (a wholly owned direct subsidiary of WPP Jubilee Limited) and WPP 2012 Limited (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)) are guarantors of certain of the Sterling bonds and the USA notes. WPP Air 3 (a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group)) is also a guarantor of certain of the Eurobonds and the Sterling bonds. In addition, our affiliate WPP Finance S.A. plans to issue €750 million of 2.25% Senior Notes due September 2026 that will be guaranteed by the Guarantors.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes (except for the issue date, price to public and, if applicable, the initial interest payment date), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes offered hereby.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of Debt Securities and Guarantees—Payment of Additional Amounts” in the accompanying prospectus, the Issuer or the Guarantors will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that the Issuer or the paying agent or a Guarantor will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by an applicable taxing jurisdiction. See “Description of Debt Securities and Guarantees—Payment of Additional Amounts” in the accompanying prospectus.

Redemption

The Issuer will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require the Issuer or the Guarantors to repurchase your notes from you before the stated maturity, except as set forth below under “—Repurchase upon Change of Control Repurchase Event.”

Optional Redemption

We will have the right at our option to redeem the notes in whole or in part, at any time or from time to time prior to their maturity date, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                  basis points (the “Make-Whole” amount), plus accrued and unpaid interest on the principal amount of the notes to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC or their respective affiliates and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC, in each case which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee or paying agent, as applicable, money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to, but excluding, the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee, security registrar or paying agent, as applicable, shall deem fair and appropriate.

Tax Redemption

The Issuer will have the right to redeem the notes upon the occurrence of certain events relating to taxation as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the notes, in which case the Issuer may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the redemption date. See “Description of Debt Securities and Guarantees—Redemption and Optional Repurchase—Tax Redemption” in the accompanying prospectus.

Repurchase upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless we have exercised our right to redeem the notes, each noteholder shall have the option to require us to repurchase all or any portion of its notes (in principal amounts of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof) on the Repurchase Date (as defined below) at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the date of repurchase (subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

Promptly upon our becoming aware that a Change of Control Repurchase Event has occurred we shall, and at any time upon the trustee becoming similarly so aware, the trustee may, and if so requested by the holders of at least 25% of the aggregate principal amount of the notes then outstanding, shall (subject in each case to the trustee being indemnified and/or secured to its satisfaction), give notice (a “Change of Control Repurchase Event Notice”) to the holders specifying the nature of the Change of Control Repurchase Event and the procedure for exercising the holders’ repurchase option. If not previously sent, the Change of Control Repurchase Event Notice must be sent to the holders, the trustee, the security registrar and the paying agent no later than 30 days after the occurrence of the Change of Control Repurchase Event.

To exercise the option to require the repurchase of a note following the occurrence of a Change of Control Repurchase Event the holder of the note must deliver such note, on any business day during the period (the “Repurchase Period”) beginning on the date the Change of Control Repurchase Event Notice is given and ending 45 days thereafter, at the specified office of the trustee, accompanied by a duly signed and completed notice of exercise (a “Change of Control Repurchase Notice”) in the form (for the time being current) which shall be provided with the Change of Control Repurchase Event Notice. A Change of Control Repurchase Notice, once given, shall be irrevocable unless we elect to permit revocations. All notes submitted for repurchase shall be purchased by us on the date that is 3 business days after the expiration of the Repurchase Period (the “Repurchase Date”).

On the Repurchase Date, we will:

•	accept for payment all notes or portions of notes (in principal amounts of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof) properly tendered pursuant to the repurchase option;

•	deposit with the trustee or paying agent, as applicable, an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee or paying agent, as applicable, will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book- entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The trustee and paying agent are under no obligation to ascertain whether a Change of Control Repurchase Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of

Control Repurchase Event or Change of Control has occurred and, until it shall have actual knowledge or notice pursuant to the indenture to the contrary, the trustee and the paying agent may assume that no Change of Control Repurchase Event or Change of Control (as defined below) or other such event has occurred.

A “Change of Control Repurchase Event” will be deemed to occur if:

(I) (a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a holding company whose shareholders are or are to be substantially similar to WPP plc’s shareholders immediately prior to such company becoming WPP plc’s parent company, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, as a result of a purchase, merger or otherwise, of (x) more than 50 percent of the issued ordinary share capital of WPP plc, or, in lieu thereof after the creation of a New Parent (as defined below), more than 50 percent of the issued ordinary share capital of the New Parent or (y) shares in the capital of WPP plc carrying more than 50 percent of the voting rights (“Voting Stock”) normally exercisable at a general meeting of WPP plc, or, in lieu thereof after the creation of a New Parent, more than 50 percent of the Voting Stock of the New Parent normally exercisable at a general meeting of the New Parent or (ii) any Guarantor ceases to be a direct or indirect Subsidiary of WPP plc or any Parent Guarantor;

(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of WPP plc and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to WPP plc or one of its Subsidiaries or, in lieu thereof after the creation of a New Parent, the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the New Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the New Parent or one of its Subsidiaries;

(c) WPP plc consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, WPP plc, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of WPP plc or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of WPP plc outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction or, in lieu thereof after the creation of a New Parent, the New Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the New Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the New Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the New Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d) the majority of the members of the board of directors of WPP plc shall cease to be Continuing Directors or, in lieu thereof after the creation of a New Parent, the majority of the members of the board of directors of the New Parent shall cease to be Continuing Directors; or

(e) the adoption of a plan relating to the liquidation or dissolution of WPP plc or, in lieu thereof after the creation of a New Parent, the adoption of a plan relating to the liquidation or dissolution of the New Parent (each of the events set forth in clauses (a) through (e), a “Change of Control”); and

(II) at the time of the occurrence of a Change of Control, the notes carry an investment grade credit rating (Baa3/BBB–, or equivalent, or better), from any Rating Agency and such rating from any Rating Agency is, within a period ending 120 days after announcement of the Change of Control having occurred

(or such longer period as the notes are under consideration, announced publicly within such 120 day period, for rating review), either downgraded to a non-investment grade credit rating (Bal/BB+, or equivalent, or worse) or withdrawn.

Notwithstanding the foregoing, (a) if at the time of the occurrence of the Change of Control the notes carry either a non-investment grade credit rating from each Rating Agency then assigning a credit rating to the notes or no credit rating from any Rating Agency, a Change of Control Repurchase Event will be deemed to occur upon the occurrence of a Change of Control alone; and (b) if at the time of the occurrence of the Change of Control the notes carry a rating from more than one Rating Agency, at least one of which is investment grade, then sub-paragraph (II) will apply.

For the purposes of the foregoing provisions, “New Parent” means any Parent Guarantor whose equity ownership is substantially the same as WPP plc or any prior Parent Guarantor immediately prior to such New Parent becoming a Parent Guarantor.

For the purposes of the foregoing provisions, (i) “Rating Agency” means Moody’s and S&P and, if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a board resolution) as a replacement agency for Moody’s or S&P or both of them, as the case may be; (ii) “Moody’s” means Moody’s Investors Services, Inc., or any successor thereto; (iii) “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto; and (iv) “Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (pursuant to a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

If the rating designations employed by any of Moody’s or S&P are changed from those which are described in sub- paragraph (II) above, or if a rating is procured from a Substitute Rating Agency, we shall determine, with the agreement of the trustee (not to be unreasonably withheld or delayed), the rating designations of Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s or S&P and sub- paragraph (II) shall be read accordingly.

For the purposes of the foregoing provisions, “Continuing Director” means, as of any date of determination, any member of the board of directors of WPP plc who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, provided that, in lieu thereof after the creation of a New Parent, “Continuing Director” means, as of any date of determination, any member of the board of directors of the New Parent who:

(1) was a member of such board of directors on the date that the New Parent became a guarantor under the indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

For the purposes of the foregoing provisions, “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

TAXATION

The following summary of certain United Kingdom, Jersey, and U.S. federal income tax considerations is based on the advice of Allen & Overy LLP, with respect to United Kingdom taxes and U.S. federal income taxes, and on the advice of Mourant Ozannes, with respect to Jersey taxes in respect of noteholders that are not Jersey residents. This summary contains a description of the principal United Kingdom, Jersey and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States, the United Kingdom, and Jersey.

This summary is based on the tax laws of the United Kingdom, Jersey and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of the United Kingdom and Jersey and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of notes should consult their own tax advisers as to the United Kingdom, Jersey and United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

United Kingdom Tax Considerations

The following applies only to persons who are the beneficial owners of the notes and is a summary of the Issuer’s understanding of current United Kingdom law and published HM Revenue and Customs (“HMRC”) practice relating to certain aspects of United Kingdom taxation. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Issuer) to whom special rules may apply. The United Kingdom tax treatment of prospective holders of notes depends on their individual circumstances and may be subject to change in the future. Prospective holders of notes who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should seek their own professional advice.

Interest on the Notes

Payment of interest on the notes

Payments of interest on the notes may be made without deduction of or withholding on account of United Kingdom income tax provided that the notes continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007 (the “Act”). The Market is a recognised stock exchange. Securities will be treated as listed on the Market if they are included in the Market’s Official List and admitted to trading on the Market. Provided, therefore, that the notes remain so listed, interest on the notes will be payable without withholding or deduction on account of United Kingdom tax.

Interest on the notes may also be paid without withholding or deduction on account of United Kingdom tax where interest on the notes is paid by the Issuer and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the notes is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest, provided that HMRC has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In other cases, an amount must generally be withheld from payments of interest on the notes on account of United Kingdom income tax at the basic rate (currently 20%). However, where an applicable double tax treaty provides for a lower rate of withholding tax (or for no tax to be withheld) in relation to a noteholder, HMRC can issue a notice to the Issuer to pay interest to the noteholder without deduction of tax (or for interest to be paid with tax deducted at the rate provided for in the relevant double tax treaty).

HMRC has powers, in certain circumstances, to obtain information about: payments derived from securities (whether income or capital); certain payments of interest; and securities transactions.

The persons from whom HMRC can obtain information include: a person who receives (or is entitled to receive) a payment derived from securities; a person who makes such a payment (received from, or paid on behalf of another person); a person by or through whom interest is paid or credited; a person who effects or is a party to securities transactions (which includes an issue of securities) on behalf of others; registrars or administrators in respect of securities transactions; and each registered or inscribed holder of securities.

The information HMRC can obtain includes: details of the beneficial owner of securities; details of the person for whom the securities are held, or the person to whom the payment is to be made (and, if more than one, their respective interests); information and documents relating to securities transactions; and, in relation to interest paid or credited on money received or retained in the United Kingdom, the identity of the security under which interest is paid. HMRC is generally not able to obtain information (under its power relating solely to interest) about a payment of interest to (or a receipt for) a person that is not an individual. This limitation does not apply to HMRC’s power to obtain information about payments derived from securities.

HMRC has indicated that it will not use its information-gathering power on interest to obtain information about amounts payable on the redemption of deeply discounted securities which are paid before April 6, 2015.

In certain circumstances the information which HMRC has obtained using these powers may be exchanged with tax authorities in other jurisdictions.

If a Guarantor makes any payments in respect of interest on the notes (or in respect of other amounts due under the notes other than the repayment of amounts subscribed for the notes) such payments may be subject to withholding on account of United Kingdom tax, subject to such relief as may be available under the provisions of any applicable double taxation treaty or any other relief that may apply. Such payments by such Guarantor may not, however, be eligible for the exemption from the obligation to withhold tax described in the first paragraph above.

Further United Kingdom Income Tax Issues

Interest on the notes constitutes United Kingdom source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding.

However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a noteholder (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the notes are attributable (and where that noteholder is a company, unless that noteholder carries on a trade in the United Kingdom through a permanent establishment in connection with which the interest is received or to which the notes are attributable). There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such holders of notes.

Non-United Kingdom Residents

Holders of notes which are not resident in the United Kingdom for United Kingdom tax purposes should not be subject to United Kingdom tax on chargeable gains or United Kingdom corporation tax in respect of a disposal of notes, unless such holder carries on a trade in the United Kingdom through a branch, agency or permanent establishment to which the notes are attributable.

Holders of notes who are individuals and who have ceased to be resident in the United Kingdom for a period of less than five years of assessment and who dispose of their notes during that period may be liable on return to the United Kingdom to United Kingdom tax on chargeable gains during that period of absence, subject to any applicable exemptions or reliefs.

United Kingdom Corporation Tax Payers

In general, holders of notes which are within the charge to United Kingdom corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the notes (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment.

Other United Kingdom Tax Payers

Taxation of Chargeable Gains

A disposal of notes by an individual noteholder who is resident in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the notes are attributable, may give rise to a chargeable gain or allowable loss for the purposes of the United Kingdom taxation of chargeable gains.

Accrued Income Scheme

On a disposal of notes by a noteholder, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Part 12 of the Act, if that noteholder is resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the notes are attributable.

European Union Tax Considerations

European Union Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income, EU Member States (the “Member States”) are required to provide to the tax authorities of other Member States details of certain payments of interest or similar income paid or secured by a person established in a Member State to or for the benefit of an individual resident in another Member State or certain limited types of entities established in another Member State.

On March 24, 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. The Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

For a transitional period, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those Member States which still operate a withholding system when they are implemented. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favour of automatic information exchange under the Directive.

The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The Proposed Financial Transactions Tax (“FTT”)

The European Commission has published a proposal for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the participating Member States).

The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

A joint statement issued in May 2014 by ten of the eleven participating Member States indicated an intention to implement the FTT progressively, such that it would initially apply to shares and certain derivatives, with this initial implementation occurring by January 1, 2016. The FTT, as initially implemented on this basis, may not apply to dealings in the notes.

The FTT proposal remains subject to negotiation between the participating Member States. It may therefore be altered prior to any implementation. Additional European Union Member States may decide to participate.

Prospective holders of notes are advised to seek their own professional advice in relation to the FTT.

United States Tax Considerations

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you are a United States Holder (as defined below) and you acquire notes in the offering at the initial offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a “United States Holder” if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or the trust has a valid election in effect under U.S. Treasury regulations to be treated as a United States person.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult the partner’s tax advisor with regard to the United States federal income tax treatment of an investment in the notes. This section does not address tax consequences applicable to holders of equity interests in a holder of the notes, U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations, or non-U.S., state or local tax considerations.

Payments of Interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

In addition to interest on the notes (which includes any foreign tax withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of foreign tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any additional amounts) on a note generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amounts you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Such gain or loss will generally be treated as United States source gain or loss. In the case of a United States Holder that is an individual, estate or trust, the maximum marginal federal income tax rate applicable to capital gains is currently lower than the maximum marginal rate applicable to ordinary income if the notes are held for more than one year. The deductibility of capital losses is subject to significant limitation.

Backup Withholding and Information Reporting

In general, payments of principal and interest on, and the proceeds of a sale, redemption or other disposition of, the notes, payable to a United States Holder by a U.S. paying agent or other U.S. intermediary will be reported to the U.S. Internal Revenue Service and to the United States Holder as may be required under applicable regulations. Backup withholding will apply to these payments if the United States Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise to comply with the applicable backup withholding requirements. Certain United States Holders are not subject to these information reporting and backup withholding requirements.

Certain United States Holders may be required to report to the U.S. Internal Revenue Service certain information with respect to their beneficial ownership of the notes. Investors who fail to report required information could be subject to substantial penalties.

Jersey Tax Considerations

The following summary of the anticipated tax treatment in Jersey of any payments to be made by WPP plc under its guarantee(s) is based on Jersey taxation law as it is understood to apply at the date of this document. It does not constitute legal or tax advice. Holders of notes (or a beneficial interest in notes) should consult their professional advisers on the implications of receiving a payment from WPP plc under its guarantee(s) under the laws of the jurisdictions in which they may be liable to taxation. Holders of notes (or a beneficial interest in notes) should be aware that tax laws, rules and practice and their interpretation may change.

Withholding tax in respect of payments under guarantee(s)

WPP plc is entitled to make any payment that it may be required to make under its guarantee(s) without any deduction or withholding for, or on account of, Jersey income tax.

Income tax in respect of payments under guarantee(s)

Holders of notes (or a beneficial interest in notes) (other than residents of Jersey) will not be subject to any income tax in Jersey in respect of any payment made to them by WPP plc under its guarantee(s).

Goods and services tax

WPP plc is an “international services entity” for the purposes of the Goods and Services Tax (Jersey) Law 2007. While WPP plc remains an “international services entity,” it is not required to charge goods and services tax in respect of any supply made by it.

Recent developments

In August 2013, the Council of Ministers of the States of Jersey announced that it would ask the States of Jersey to make regulations that will make it mandatory, from 1 January 2015, for Jersey to automatically exchange information for EU bilateral savings tax agreements, and that will repeal the present retention tax provisions.

European Union directive on the taxation of savings income

As part of an agreement reached in connection with the European Union directive on the taxation of savings income in the form of interest payments, and in line with steps taken by other relevant third countries, Jersey introduced with effect from July 1, 2005, a retention tax system in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent established in Jersey. The retention tax system applies for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments. During this transitional period, such an individual beneficial owner resident in an EU Member State will be entitled to request a paying agent not to retain tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.

The retention tax system in Jersey is implemented by means of bilateral agreements with each of the EU Member States, the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005 and Guidance Notes issued by the Policy & Resources Committee of the States of Jersey. Based on these provisions and our understanding of the current practice of the Jersey tax authorities (and subject to the transitional arrangements described above), WPP plc would not be obliged to levy retention tax in Jersey under these provisions in respect of payments made by it under its guarantee(s) to a paying agent established outside Jersey.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among the Issuer, the Guarantors and the underwriters, we have agreed to sell to the underwriters named below, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amounts of notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	U.S.$
Goldman, Sachs & Co.	U.S.$
HSBC Securities (USA) Inc.	U.S.$
J.P. Morgan Securities LLC	U.S.$
Wells Fargo Securities, LLC	U.S.$

Total	U.S.$

The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the public offering prices.

We estimate that our out-of-pocket expenses for this offering (excluding the underwriting discounts and commissions) will be approximately U.S.$        .

The notes are a new issue of securities with no established trading market. The underwriters have indicated that they intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We provide no assurance concerning the liquidity of the trading markets for the notes. Application will be made to admit the notes to listing on the Official List and to trading on the Market.

The Issuer and the Guarantors have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase from us, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

To the extent we use net proceeds from the sale of the notes to repay outstanding indebtedness, the underwriters or their affiliates who are lenders to us and our subsidiaries may receive a portion of such proceeds.

Selling Restrictions

The notes are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investor”);

•

to fewer than 100 or, if the relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us, any representative or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the European Economic Area should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (iii) high net worth entities and other persons to whom the offering may lawfully be communicated falling within Article 49(2)(a) to (e) of the Financial Promotion Order or Article 43 of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

VALIDITY OF THE NOTES AND THE GUARANTEES

The validity under the law of the State of New York and England of the notes and the guarantees offered and sold in this offering will be passed upon for us by Allen & Overy LLP. The validity under the law of the State of New York of the notes and the guarantees offered and sold in this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Certain matters of English law relating to the notes and the guarantees will be passed upon for the underwriters by Herbert Smith Freehills LLP. Certain matters of Jersey law relating to certain of the guarantees will be passed upon for us by Mourant Ozannes.

PROSPECTUS

WPP Finance 2010

Debt Securities

Guaranteed by

WPP plc

WPP Jubilee Limited

WPP 2005 Limited

WPP Finance 2010 may from time to time offer debt securities, which will be guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited and which may be guaranteed by other entities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which these securities may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the U.S. Securities and Exchange Commission and incorporated by reference herein and/or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated November 6, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) using a “shelf” registration process. Under this shelf registration process, WPP Finance 2010 may from time to time offer debt securities, with guarantees of WPP plc, WPP Jubilee Limited and WPP 2005 Limited and, to the extent so indicated in an applicable prospectus supplement or otherwise established following the offer and sale of a series of debt securities, guarantees of other entities.

This prospectus only provides a general description of the securities that we may offer and the method by which the securities may be offered. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the terms of the securities that are the subject of the offering and the terms of the offering itself. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that WPP plc files with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on certain of the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Except for historical statements and discussions, statements contained or incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other documents of WPP plc filed with or furnished to the SEC, including those incorporated by reference in this prospectus, may also include forward-looking statements, and other written or oral forward-looking statements have been made and may in the future be made from time to time by us or on our behalf.

Forward-looking statements include, without limitation, plans, objectives, projections and anticipated future economic performance based on expectations, estimates, forecasts, projections, beliefs and/or assumptions that are subject to risks and uncertainties. Forward-looking statements generally can be identified by the use of terms such as “ambition,” “may,” “hope,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “plan,” “seek,” “continue” or similar terms.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management’s beliefs and assumptions made by management about future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements.

Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	the unanticipated loss of a material client or key personnel,

•	delays or reductions in client advertising budgets,

•	shifts in industry rates of compensation,

•	regulatory compliance costs or litigation,

•	natural disasters or acts of terrorism,

•

our exposure to changes in the values of major currencies other than the U.K. pound sterling (because a substantial portion of our revenues are derived and costs incurred outside of the United Kingdom), and

•

the overall level of economic activity in our major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets).

The foregoing list of important factors is not exhaustive. For further discussion of these and other factors, see Item 3.D. “Risk Factors,” Item 4. “Information on the Company,” Item 5. “Operating and Financial Review and Prospects” and Item 11. “Quantitative and Qualitative Disclosures about Market Risk” in WPP plc’s most recent Annual Report on Form 20-F, and the applicable prospectus supplement.

As a result of these and other factors, no assurance can be given as to our future results and achievements. You are cautioned not to put undue reliance on these forward-looking statements, which are neither predictions nor guarantees of future events or circumstances. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are similarly qualified.

THE ISSUER AND THE GUARANTORS

As used in this prospectus, the “Group” and “WPP Group” refer to WPP plc and its consolidated subsidiaries; the “Issuer” refers to WPP Finance 2010, excluding its subsidiaries and affiliates; the “Subsidiary Guarantors” refers to WPP Jubilee Limited and WPP 2005 Limited, excluding their subsidiaries; and the “Parent Guarantor” refers to WPP plc, excluding its subsidiaries and affiliates. References to the “Guarantors” refers collectively to the Parent Guarantor and the Subsidiary Guarantors, in each case unless the context otherwise requires or unless otherwise specified. References to “we”, “our” and “us” refer to the Issuer and WPP plc, collectively, in each case unless the context otherwise requires or unless otherwise specified.

The Group comprises one of the largest communication services businesses in the world. It operates through a number of established global, multinational and national advertising and marketing services companies that are organized into four business segments: Advertising and Media Investment Management; Data Investment Management (formerly Consumer Insight); Public Relations & Public Affairs; and Branding & Identity, Healthcare and Specialist Communications (including direct, digital, promotion and relationship marketing).

The Group’s largest segment is Advertising and Media Investment Management where it operates the well-known advertising networks Ogilvy & Mather Advertising, JWT, Y&R, Grey, Bates CHI & Partners and the United Network, as well as Media Investment Management companies such as MediaCom, MEC, Mindshare, Maxus and tenthavenue. Its other segments are Data Investment Management (formerly Consumer Insight), where its operations are conducted through the Kantar Group; Public Relations & Public Affairs, where it operates through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill+Knowlton Strategies and Ogilvy Public Relations; and Branding & Identity, Healthcare and Specialist Communications, where its operations are conducted by B to D Group, ghg, Wunderman, Sudler & Hennessey, OgilvyOne Worldwide, Ogilvy CommonHealth Worldwide, Geometry Global, 24/7 Media, POSSIBLE, AKQA and other companies.

The Group’s executive office is located at 27 Farm Street, London, W1J 5RJ, United Kingdom, Tel: (44) (0)20 7408 2204, and WPP plc’s registered office is located at Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

The Issuer

WPP Finance 2010 was incorporated on October 26, 2010 and is a private unlimited liability company incorporated under the laws of England and Wales (company number 07419716). It is an indirect, wholly-owned subsidiary of WPP plc.

The Guarantors

WPP plc was incorporated on October 25, 2012 as a public company limited by shares incorporated under the laws of Jersey (company number 111714) and became the ultimate parent of the Group on January 2, 2013 in connection with the redomiciliation of the Group to the United Kingdom for UK income tax purposes.

WPP Jubilee Limited was incorporated on November 8, 2012 as a private limited company in England and Wales (company number 08286875). WPP Jubilee Limited’s registered office is located at 27 Farm Street, London, W1J 5RJ, United Kingdom. It is a direct, wholly owned subsidiary of WPP plc.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company incorporated under the laws of England and Wales (company number 01003653). WPP 2005 Limited’s registered office is located at Pennypot Industrial Estate, Hythe, Kent, CT21 6PE, United Kingdom. It is an indirect, wholly owned subsidiary of WPP Jubilee Limited. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities in a prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes of the Group, including funding working capital and capital expenditures, possible acquisitions and, subject to market conditions, repayment of debt.

EXCHANGE RATES

The annual average of the daily Bloomberg Closing Mid Point rate for U.K. work days for pounds sterling expressed in U.S. dollars for each of the five years ended December 31, 2012 was:

Year ended December 31,	Average
2008	1.8524
2009	1.5667
2010	1.5461
2011	1.6032
2012	1.5852

The following table sets forth, for each of the most recent six completed months and the current month, the high and low Bloomberg Closing Mid Point rates. As of November 5, 2013, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.6034.

Period	High	Low
May 2013	1.5575	1.5051
June 2013	1.5694	1.5174
July 2013	1.5381	1.4858
August 2013	1.5691	1.5125
September 2013	1.6183	1.5477
October 2013	1.6240	1.5922
November 2013 (through November 5, 2013)	1.6034	1.5921

There can be no assurance that the pound sterling will depreciate or appreciate significantly in the future.

RATIOS OF EARNINGS TO FIXED CHARGES

The data presented below is derived from the financial statements included in the documents incorporated by reference and other financial information previously filed with the SEC as part of WPP plc’s and its predecessors’ Annual Reports on Form 20-F. WPP plc prepares its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The following table sets forth WPP plc’s and its predecessors’ consolidated ratios of earnings to fixed charges for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008. The table should be read in conjunction with the financial statements and other financial information included in the documents incorporated by reference.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(£ millions, except ratio information)
EARNINGS
Profit before taxation (excluding share of results of associates)	399.5	329.7	1,022.5	942.3	796.1	605.6	700.8
Dividend from associates	23.0	25.3	44.7	57.2	53.3	45.5	44.6
Interest expense(1)	132.9	125.8	258.5	253.4	230.9	309.3	280.5
Interest component of rent expense(2)	82.9	76.7	154.5	151.2	147.3	144.8	108.4

Total Earnings	638.3	557.5	1,480.2	1,404.1	1,227.6	1,105.2	1,134.3

FIXED CHARGES
Interest expense(1)	132.9	125.8	258.5	253.4	230.9	309.3	280.5
Interest component of rent expense(2)	82.9	76.7	154.5	151.2	147.3	144.8	108.4

Total Fixed Charges	215.8	202.5	413.0	404.6	378.2	454.1	388.9

Ratio of Earnings to Fixed Charges	2.96x	2.75x	3.58x	3.47x	3.25x	2.43x	2.92x

(1)	Interest expense excludes interest on pension plans liabilities and revaluation of financial instruments accounted for at fair value through profit and loss.
(2)	The interest component of rent expense is one-third of rent expense as representative of the interest portion of rentals.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following section summarizes general terms that are common to all series of debt securities to be offered and sold pursuant to the registration statement of which this prospectus forms a part by WPP Finance 2010, the Issuer, and guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited, the Guarantors, and to the indenture under which such securities are issued, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the specific terms of each series of securities we offer in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities, guarantees and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, this prospectus describes the meanings of only the more important terms that have been given special meanings in the indenture.

The indenture and its associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “debt securities” include both the debt securities and the related guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean persons who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Securities, Clearing and Settlement.” The definitions of certain capitalized terms used in this section are set forth below under “—Definitions.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities and the guarantees, including, among others, the discussion of provisions described under “—Optional Redemption and Optional Repurchase”, “—Events of Default and Remedies”, “—Modification and Waiver” and “—Defeasance” below, applies to individual series of debt securities.

General

Indenture

The debt securities will be issued under an indenture (as the same may be amended or supplemented from time to time, the “indenture”). The indenture is an agreement among the Issuer, WPP plc, WPP Jubilee Limited and WPP 2005 Limited, as guarantors, Wilmington Trust, National Association, as trustee (the “trustee”); and Citibank, N.A. as “security registrar” and “paying agent.”

The trustee, security registrar and paying agent, as applicable, have the following two main roles:

•

First, the trustee can enforce your rights against the Issuer if it defaults in respect of the debt securities and against a Guarantor if it defaults in respect of its guarantee. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “—Events of Default and Remedies.”

•	Second, the trustee, security registrar or paying agent, as applicable, performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

The indenture does not contain any financial covenants and, accordingly, holders of debt securities issued under the indenture will not benefit from any financial covenants unless otherwise indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, neither the Issuer nor any Guarantor (or any of their subsidiaries) will be restricted under the indenture from paying dividends or issuing or repurchasing securities or from incurring additional indebtedness in the future.

Guarantees

The Guarantors will guarantee, on a joint and several basis, the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by the Issuer in respect of a series of debt securities and under the indenture. Each of the guarantees will be full and unconditional subject to the possible release or replacement of such guarantee upon certain mergers, consolidations or sales of all or substantially all of a Guarantor’s properties and assets or upon the satisfaction or defeasance of a series of debt securities. If the Issuer fails to pay any such amount, the Guarantors will immediately pay the amount that is due and required to be paid.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a Guarantor, or any other subsidiary of any Parent Guarantor, becomes a guarantor under any of the Eurobonds, Sterling bonds or USA notes, then such guaranteeing entity shall become a guarantor of the debt securities. As used herein, the term “Eurobonds” means the €500 million of 5.25% bonds due January 2015 issued by WPP Finance S.A., the €600 million of 4.375% bonds due December 2013 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012) and the €750 million of 6.625% bonds due in 2016 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012); the term “Sterling bonds” means the £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc, and subsequently substituted as issuer by WPP plc on December 14, 2012) and the £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A.; and the term “USA notes” means the U.S.$369 million of 5.875% notes due June 2014 issued by WPP Finance (UK), the U.S.$600 million of 8% senior notes due September 2014 issued by WPP Finance (UK), the approximately U.S.$812.4 million of 4.75% senior notes due November 2021 issued by the Issuer, the U.S.$500 million of 3.625% senior notes due September 2022 issued by the Issuer, and U.S.$300 million of 5.125% senior notes due 2042 issued by the Issuer. Except as provided below, none of (i) Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Jubilee Limited and a guarantor of the U.S.$369 million of 5.875% notes due June 2014 issued by WPP Finance (UK), (ii) WPP 2012 Limited, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Sterling bonds and the USA notes, (iii) WPP Air 1, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Sterling bonds and the USA notes, (iv) WPP Air 3, a substantially wholly owned direct subsidiary of WPP Jubilee Limited (and wholly owned within the Group) and a guarantor of the Eurobonds and Sterling Bonds, or (v) WPP 2008 Limited, a wholly owned direct subsidiary of WPP Jubilee Limited and a guarantor of the Sterling bonds and the USA notes will be required to become a guarantor of any notes issued and sold under the indenture. As of the date of this prospectus, none of WPP 2012 Limited, WPP 2008 Limited, WPP Air 1, or WPP Air 3 had total assets of more than U.S.$6 million and the Parent Guarantor will covenant that in the event that any such company owns more than U.S.$10 million of total assets, such will be required to guarantee the notes.

Ranking of Debt Securities and Guarantees

WPP plc is a holding company and its principal assets are shares that it holds in its subsidiaries. The debt securities will not be secured by any of the Issuer’s assets or properties. As a result, by owning the debt securities, you will be one of the Issuer’s unsecured creditors. The debt securities will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Issuer, the debt securities would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt.

The Guarantors’ guarantees of the debt securities will not be secured by any of their assets or properties. As a result, if the Guarantors are required to pay under the guarantees, holders of the debt securities would be unsecured creditors of the Guarantors. The guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against any of the Guarantors, the guarantees would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated debt.

WPP plc, WPP Jubilee Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the debt securities unless other entities become guarantors. As a result, the debt securities and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors and any other entities that become Subsidiary Guarantors.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal of such debt securities. The principal of the debt securities may become due before its stated maturity by reason of redemption, repurchase or acceleration after a default. The day on which the principal of the debt securities actually becomes due, whether at its stated maturity or earlier, is called the “maturity” of the principal of the debt securities.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal of the debt securities.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement.

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, the Issuer reserves the right, from time to time without the consent of holders of a series of debt securities, to issue additional debt securities of the same series on terms and conditions identical to those of the debt securities, which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, such debt securities.

Payment Provisions

Payments on the Debt Securities

The Issuer will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, the Issuer will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, the Issuer will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, the Issuer will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment.

Unless otherwise specified in the applicable prospectus supplement, the Issuer will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months.

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments of principal and interest in respect of the debt securities are subject in all cases to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto.

Payments on Debt Securities in Global Form. For debt securities issued in global form, the Issuer will make payments on the debt securities in accordance with the applicable policies of The Depository Trust Company or other depositary as in effect from time to time. Under those policies, the Issuer will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Debt Securities in Certificated Form. For debt securities issued in certificated form, the Issuer will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s or the security registrar’s records as of the close of business on the regular record date, and the Issuer will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If the Issuer issues debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of the Issuer’s paying agent maintained in New York City.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, the Issuer will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, guarantees or the indenture. No interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

Paying Agents

If the Issuer issues debt securities in certificated form, the Issuer may appoint one or more financial institutions to act as its paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. The Issuer may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, the Issuer will maintain a paying agent in New York City. The Issuer may also choose to act as its own paying agent. Initially, the Issuer has appointed Citibank, N.A. as principal paying agent and Citibank, N.A., London Branch as a paying agent. The Issuer must notify you of changes in the paying agents as described under “—Notices” below.

The Issuer will undertake to maintain a paying agent having offices in at least one major European city and a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive.

Unclaimed Payments

All money paid by the Issuer or a Guarantor to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to the Issuer or such Guarantor. After that two-year period, the holder may look only to the Issuer and the Guarantors for payment and not to the trustee, any paying agent or anyone else.

Payment of Additional Amounts

All payments in respect of the debt securities of a series and the related guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature (“taxes”) imposed or levied by or on behalf of (i) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or resident (or deemed for tax purposes to be resident), (ii) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any Guarantor makes payment on the debt securities or the guarantees, or (iii) the United States or any political subdivision or taxing authority thereof or therein (each, an “applicable taxing jurisdiction”), unless such taxes are required by the applicable taxing jurisdiction to be withheld or deducted. In that event, the Issuer or the Guarantors will pay by way of additional interest on the debt securities of such series such additional amounts of, or in respect of, principal, premium, if any, and interest (“additional amounts”) as will result (after deduction of such taxes and any additional taxes payable in respect of such additional amounts) in the payment to each holder of the debt securities of such series of the amounts that would have been payable in respect of such debt security or guarantee had no such withholding or deduction been required, except that no additional amounts shall be so payable for or on account of:

(1) any taxes that would not have been imposed but for the fact that such holder:

(a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the applicable taxing jurisdiction or otherwise had some connection with the applicable taxing jurisdiction other than the mere ownership of, or receipt of payment under, such debt security or guarantee;

(b) presented (if presentation is required) such debt security or guarantee for payment in the applicable taxing jurisdiction, unless such debt security or guarantee could not have been presented for payment in another member state of the European Union; or

(c) presented (if presentation is required) such debt security or guarantee, as the case may be, more than 30 days after the date on which the payment in respect of such debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security or guarantee for payment on any day within such period of thirty (30) days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar taxes;

(3) any taxes that are payable otherwise than by withholding or deduction from payments of, or in respect of, principal, premium, if any, or interest on such debt security or guarantee, as the case may be;

(4) any taxes that are imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a debt security of such series with a request from the Issuer or any Guarantor addressed to the holder and received by such holder at least thirty (30) days prior to the first payment date with respect to which such information is required (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5) any tax imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6) any taxes payable by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security of such series or related guarantee to another paying agent in a member state of the European Union;

(7) any taxes payable pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto; or

(8) any combination of items (1), (2), (3), (4), (5), (6) and (7);

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or interest on any such debt security or guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security.

Whenever there is mentioned, in any context, the payment in respect of the debt securities of a series or the related guarantees, such mention shall be deemed to include mention of the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the indenture.

Redemption and Optional Repurchase

The Issuer will not be permitted to redeem the debt securities of a series before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require the Issuer or the Guarantors to repurchase your debt securities from you before their stated maturity, except as set forth below.

Optional Redemption

If so indicated in the applicable prospectus supplement, the Issuer will be entitled, at its option, to redeem some or all of the outstanding debt securities of a series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of a series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case the Issuer will also pay you accrued and unpaid interest, if any, to, but excluding, the redemption date. Debt securities of a series will stop bearing interest on the redemption date, even if you do not collect your money.

Tax Redemption

If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the applicable taxing jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the debt securities or the guarantees, which change or amendment becomes effective on or after the original issue date of the debt securities of a series, it is determined by the Issuer and the Guarantors that the Issuer or a Guarantor (x) would be required to pay any additional amounts pursuant to the indenture or the terms of any debt security of such series or related guarantee in respect of interest on the next succeeding interest payment date (assuming, in the case of a Guarantor, a payment in respect of such interest was required to be made by such Guarantor under its guarantee thereof on such interest payment date), and (y) such obligation cannot be avoided by the Issuer or such Guarantor taking reasonable measures available to the Issuer or such Guarantor (including by having payments with respect to the debt securities or guarantees made by the Issuer or a Guarantor that would not be required to pay any additional amounts), the Issuer may, at its option, redeem all (but not less than all) the debt securities of such series at any time following such an event, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the date fixed for redemption; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or such Guarantor would be obligated to pay such additional amounts were a payment in respect of the debt securities of such series or related guarantees, as the case may be, then due and (b) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the trustee (i) an opinion of an independent legal adviser of recognized standing in the relevant jurisdiction to the effect that the Issuer or a Guarantor would be required to pay additional amounts on the next payment in respect of the debt securities of such series and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the Issuer or such Guarantor, taking reasonable measures available to the Issuer or the Guarantor, and the trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the debt securities.

If (1) the Issuer or the Guarantors shall have on any date (the “succession date”) consolidated with or merged into, or conveyed or transferred or leased all or substantially all of the Issuer’s or the Guarantors’ properties and assets to any successor person (as defined in the indenture) that is organized under the laws of any jurisdiction other than the jurisdiction in which the Issuer or any Guarantor is organized, (2) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction of organization, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to any particular series of debt securities or related guarantees, which change or amendment becomes effective on or after the succession date, such successor person would be required to pay any additional amounts pursuant to the indenture or the terms of the debt securities of such series or the related guarantees in respect of interest on any debt securities on the next succeeding interest payment date, and (3) such obligation cannot be avoided by the successor person taking reasonable measures available to it, the Issuer or such successor person may at the Issuer’s or such successor person’s option, redeem all (but not less than all) of the debt securities of such series, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest) to, but excluding, the date fixed for redemption and additional amounts, if any; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a successor person would be obligated to pay such additional amounts were a payment in respect of the debt securities or the related guarantees, as the case may be, then due, and (2) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the giving of any notice of redemption to all holders of the debt securities pursuant to this paragraph, the successor person shall deliver to the trustee (i) an opinion of an independent legal adviser of recognized standing in the relevant jurisdiction to the effect that such successor person would be required to pay additional amounts on the next payment in respect of the debt securities and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the successor person taking reasonable measures available to it, and the trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the debt securities.

Optional Repurchase

If so indicated in the applicable prospectus supplement, holders will be entitled, at their option, to require the Issuer to repurchase some or all of their outstanding debt securities of a series from time to time at the repurchase price set forth in the applicable prospectus supplement. If the debt securities are subject to repurchase only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case the Issuer will also pay you accrued and unpaid interest, if any, to, but excluding, the repurchase date. Debt securities as to which repurchase rights are exercised will stop bearing interest on the repurchase date, even if you do not collect your money.

Covenants

The following covenants will apply to WPP plc and its Restricted Subsidiaries (as defined below) for so long as any debt security remains outstanding. These covenants restrict WPP plc’s ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit the ability of any entity to incur indebtedness or require compliance with financial ratios or the maintenance of specified levels of net worth or liquidity.

Negative Pledge

Pursuant to the indenture, for so long as any of the debt securities remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, create, suffer or permit to subsist any mortgage, charge, pledge, lien or other security interest (each, a “Security Interest” and, collectively, “Security Interests”) on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the debt securities shall be directly secured equally and ratably with the obligation secured by such Security Interest.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the debt securities, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the debt securities remain outstanding, the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, suffer or permit to subsist any Security Interest on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the debt securities shall be directly secured equally and ratably with the obligation secured by such Security Interest.

Limitation on Sale and Leaseback Transactions

Pursuant to the indenture, for so long as any of the debt securities remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including WPP plc or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by WPP plc or such Subsidiary for a period, including renewals, in excess of three years of any assets that have been owned by WPP plc or any Restricted Subsidiary for more than 270 days and which have been or are to be sold or transferred by WPP plc or any Restricted Subsidiary to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless WPP plc or such Restricted Subsidiary, applies within one year after the sale or transfer will have been made by

WPP plc or such Restricted Subsidiary, an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by WPP plc or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any of WPP plc’s assets or the assets any of our Subsidiaries.

Notwithstanding the foregoing, WPP plc or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, WPP plc or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the debt securities shall be directly secured equally and ratably with such Indebtedness.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the debt securities, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the debt securities remain outstanding, the Parent Guarantor will not, and it will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Parent Guarantor or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by the Parent Guarantor or any such Restricted Subsidiary for a period, including renewals, in excess of three years of any assets which have been owned by the Parent Guarantor or any of its Restricted Subsidiaries for more than 270 days and which have been or are to be sold or transferred by the Parent Guarantor or any of its Restricted Subsidiaries to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless the Parent Guarantor applies or such Restricted Subsidiary, within one year after the sale or transfer will have been made by the Parent Guarantor or such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by the Parent Guarantor or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any assets of the Parent Guarantor or any of its Subsidiaries.

Notwithstanding the foregoing, the Parent Guarantor or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to its or their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, the Parent Guarantor or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the debt securities shall be directly secured equally and ratably with such Indebtedness.

Consolidation, Merger, Conveyance, Transfer or Lease

The indenture provides that for so long as any of the debt securities are outstanding, neither the Issuer nor any Guarantor may consolidate with or merge with or into any other person, or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:

(i)	any person formed by such consolidation or into which the Issuer or such Guarantor is merged or to whom the Issuer or such Guarantor has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership, trust, company or other entity organized and validly existing under the laws of the United Kingdom or any jurisdiction thereof, Jersey, any jurisdiction included from time to time in the European Union (or its successors), the United States, any state thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture executed and delivered to the trustee, the Issuer’s or such Guarantor’s obligations on the debt securities or the guarantees, as the case may be, and under the indenture (including any obligation to pay any additional amounts and, in the case of a Guarantor, the performance or observation of its guarantees);

(ii)	in the case of such consolidation, merger, conveyance, transfer or lease by the Issuer or any Guarantor, immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(iii)	any such person, or any Parent of such person, shall expressly agree by a supplemental indenture, among other things, to indemnify the holder of each debt security against (a) any tax, duty, levy, assessment or governmental charge imposed on such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease; and

(iv)	certain other conditions are met.

Notwithstanding the foregoing, this covenant shall not apply to any conveyance, transfer or lease of all or substantially all of the properties and assets of any entity to the extent that the person to which such properties or assets are conveyed, transferred or leased is a Guarantor of the debt securities or becomes a guarantor of the debt securities concurrent with any such conveyance, transfer or lease of all or substantially all of our or its properties and assets, or is a wholly-owned subsidiary of any such Guarantor or person who so becomes a guarantor.

Provision of Information

WPP plc or any successor Parent Guarantor will furnish the trustee with copies of its annual report and the information, documents and other reports that it is required to file with or furnish to the SEC pursuant to Section 13 or 15 (d) of the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K or copies of the information included in such reports on Form 6-K (or annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, if the reporting person is not a foreign private issuer). In addition, to the extent that such reports are not available on the SEC’s website or the website of WPP plc or any successor Parent Guarantor, then such entity will make the same information, documents and other reports available, at its expense, to holders who so request in writing.

If any of WPP plc’s executive officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, WPP plc will also file a certificate with the trustee describing the details thereof and the action we are taking or propose to take.

For so long as the debt securities are listed on a securities exchange, WPP plc or any Parent Guarantor will make any reports or other information supplied to the trustee pursuant to this covenant available at the office of WPP plc’s paying agent or transfer agent in the jurisdiction where such exchange is located and will notify such exchange of the occurrence of any event of default and, prior to publication of notice of such event of default in the jurisdiction where such exchange is located, submit a draft of the notice to such exchange.

Definitions

“Indebtedness” means any indebtedness of any person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

“Permitted Security Interests” means:

(1) Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

(2) any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of the Issuer or a Guarantor after the date of the indenture and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary);

(3) those Security Interests existing at the date of the indenture;

(4) Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Indebtedness), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Indebtedness) incurred in the ordinary course of business;

(5) Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

(6) Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts); provided that any such Security Interest shall not apply to any other property of the purchaser thereof;

(7) any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(8) any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

(9) any Security Interest securing Indebtedness re-financing Indebtedness secured by Security Interests permitted by clauses (2), (3) or (6) above or this clause (9); provided that the maximum principal amount of the Indebtedness secured by such Security Interests at the time of such refinancing is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the refinanced Indebtedness;

(10) Security Interests in favor of WPP plc or any of its Restricted Subsidiaries or, after the time that the debt securities are guaranteed by a Parent Guarantor other than WPP plc, Security Interests in favor of the Parent Guarantor or any of its Restricted Subsidiaries;

(11) (a) any Security Interests created or outstanding on or over any of the assets of WPP plc or any of its Subsidiaries issued in connection with an accounts receivable purchase facility, provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(a) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end or (b) after the time that the debt securities are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (11)(a) shall cease to have effect), any Security Interests created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Subsidiaries issued in connection with an accounts receivable purchase facility provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(b) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of the Parent Guarantor as reported at the most recent year-end (or if the Parent Guarantor did not file reports as of the most recent year-end, 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end as reported by WPP plc); and

(12) (a) any other Security Interest created or outstanding on or over any of the assets of WPP plc or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(a) created or outstanding shall not at any time exceed U.S.$40,000,000 or (b) after the time that the debt securities are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (12)(a) shall cease to have effect), any other Security Interest created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Restricted Subsidiaries; provided, further, that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(b) created or outstanding shall not at any time exceed U.S.$40,000,000.

“Restricted Subsidiary” means any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year or any other Subsidiary designated by WPP plc from time to time as a Restricted Subsidiary in WPP plc’s sole discretion; provided, that after the time that the debt securities are guaranteed by a Parent Guarantor other than WPP plc, “Restricted Subsidiary” shall be any Subsidiary whose consolidated revenue shall have exceeded 5% of consolidated revenues of the Parent Guarantor and its Subsidiaries taken as a whole for that financial year (or if the Parent Guarantor has existed for less than one year, 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year), or any other Subsidiary designated by the Parent Guarantor from time to time as a Restricted Subsidiary in the Parent Guarantor’s sole discretion.

“Subsidiary” of a specified person means that specified person holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors or is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that specified person.

Events of Default and Remedies

The following are events of default (“Events of Default”) under the indenture with respect to the debt securities of a series or to the related guarantees:

(a)	failure to pay principal of or any premium on any debt securities of such series when due;

(b)	failure to pay any interest (including additional amounts, if any) on any debt securities of such series when due, continued for 30 days;

(c)	failure by the Issuer or any Guarantor to perform any other covenant or warranty in the debt securities of such series or the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a different series of the debt securities) continued for 45 days after written notice has been given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, as provided in the indenture;

(d)	default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Issuer or any Guarantor in an amount in excess of U.S.$25,000,000 (or the equivalent thereof in other currencies or currency units) which default shall have resulted in such indebtedness being accelerated prior to the date on which it would otherwise become due and payable, unless such indebtedness is discharged or such acceleration is rescinded or annulled within 10 days after written notice as provided in the indenture has been given by the trustee;

(e)	any guarantee of such series of debt securities is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under the guarantees of such series of debt securities; and

(f)	certain events of bankruptcy, insolvency, examinership, reorganization, or désastre proceedings of the Issuer, any Guarantor or any of WPP plc’s “significant subsidiaries” (as defined in Regulation S-X under the U.S. Securities Act of 1933, as amended).

If an Event of Default with respect to the debt securities of a series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding by notice as provided in the indenture may declare the aggregate principal amount of all the debt securities of such series to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of amounts due solely because of such acceleration, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

An Event of Default for one series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities.

No holder of a debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (2) the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request, and such holder or holders have offered, to the trustee indemnity reasonably satisfactory to it to institute such proceeding as trustee and (3) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, if any, or interest (including additional amounts, if any) on such debt security on or after the applicable due date specified in such debt security.

Modification and Waiver

Modifications and amendments of the indenture may be made by the Issuer, the Guarantors and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of a series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the series affected thereby, among other things:

(1)	change the stated maturity of the principal of, or any installment of principal of or premium or interest (including additional amounts, if any), on, any debt securities of such series or change the obligation of the Issuer or the Guarantors to pay any additional amounts;

(2)	reduce the principal amount of, or rate of interest (or additional amounts, if any), on, or any premium payable upon the redemption or repurchase of, any debt securities of such series;

(3)	change the place of payment where, or the currency in which, any debt securities of such series or any premium or interest (including additional amounts, if any) thereon is payable;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of such series on or after the stated maturity or redemption or repurchase date;

(5)	reduce the percentage in principal amount of outstanding debt securities of such series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(6)

change in any manner adverse to the holders of the outstanding debt securities of such series the terms and conditions of the obligations of any Guarantor under its guarantee in respect of the debt securities of such series in respect of the due and punctual payment of the principal thereof and any premium or interest (including additional amounts, if any) thereon; or

(7)	modify such provisions with respect to modification and waiver.

The indenture may also be modified or amended without the consent of holders of a series of debt securities, among other things:

(1)	to evidence the succession of another person to the Issuer or a Guarantor in accordance with certain requirements set forth in the indenture;

(2)	to add to the covenants of the Issuer or a Guarantor for the benefit of holders of such series of debt securities or to surrender any power conferred upon the Issuer or a Guarantor;

(3)	to add any Events of Default;

(4)	to add or to change provisions of the indenture to permit or facilitate the issuance of debt securities in bearer form, Registrable or not Registrable or uncertificated form;

(5)	to add to or change or eliminate any of the provisions of the indenture; provided that any such addition, change or elimination (a) will not apply to any debt securities created prior thereto, (b) will not modify the rights of the holder of any such debt security with respect to such provision or (c) will only apply to future issuances;

(6)	to modify the restrictions on transferability of the debt securities of a series in order to comply with applicable law;

(7)	to secure the debt securities of such series or the related guarantees;

(8)	to establish the form or terms of other series of debt securities as permitted by the indenture;

(9)	to provide for successor or additional trustees;

(10)	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of any holders of such series of debt securities;

(11)	to conform the terms of such series of debt securities with the description thereof set forth in the applicable prospectus supplement and any related term sheet;

(12)	to add one or more additional guarantors;

(13)	to amend the indenture to conform to the provisions of the U.S. Trust Indenture Act of 1939, as amended; or

(14)	to make any other change that does not adversely affect the interests of the holders of such series of debt securities in any material respect.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of such series of debt securities, waive compliance by the Issuer and/or a Guarantor with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of such series of debt securities, waive any past default under the indenture and its consequences, except a default in the payment of principal of, premiums if any, or interest (including additional amounts, if any) on, any outstanding debt security of such series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

Except in certain limited circumstances, the Issuer or a Guarantor will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of a series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding debt securities of such series on the record date. To be effective, such action must be taken by holders of the requisite aggregate principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuer or a Guarantor, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

The indenture provides that the Issuer and the Guarantors (i) will be deemed to have been discharged from any and all obligations in respect of the debt securities of a series and the related guarantees (except for certain obligations to register the transfer of or exchange such debt securities, to replace stolen, lost, destroyed or mutilated notes) upon satisfaction of certain requirements (including, without limitation, providing such security or indemnity as the trustee and the Issuer may require), to maintain paying agents, to pay additional amounts and to hold certain moneys in trust for payment) or (ii) need not comply with certain restrictive covenants of the indenture (including those described under “—Covenants—Negative Pledge” and “—Covenants—Limitation on Sale and Leaseback Transactions” and certain other obligations under the indenture), in each case if the Issuer or a Guarantor deposits, in trust with the trustee or paying agent, as applicable, money in an amount, or U.S. Government Obligations (as defined in the indenture) that through the scheduled payment of principal and interest (including additional amounts, if any) in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay all the principal of, and any premium and interest (including additional amounts, if any) on, the debt securities of such series on the dates such payments are due in accordance with the terms of the indenture and such debt securities. In connection with exercising the option pursuant to clause (i) or (ii) above, the Issuer is required to deliver to the trustee (x) opinions of counsel stating that (a) the beneficial owners of the debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes, in such jurisdictions in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which in the case of clause (i) must be based on a change in law or published ruling by the U.S. Internal Revenue Service and (b) the deposit shall not result in the Issuer being deemed an “investment company” required to register under the U.S. Investment Company Act of 1940, as amended, (y) an officers’ certificate to the effect that debt securities of such series, if then listed on any securities exchange, will not be delisted as a result of such deposit and (z) an officers’ certificate and an opinion of counsel as to compliance with all applicable conditions precedent provided for in the indenture relating to the defeasance of such debt securities.

Distributable Reserves Consent

Each holder will be deemed to consent to the Issuer or any Guarantor (or any additional or successor Guarantor) applying to a court of competent jurisdiction for an order sanctioning a reduction in any of its share capital accounts including, without limitation, by re-characterizing any sum standing to the credit of a share premium account as a distributable reserve.

Notices

As long as debt securities of a series remain in global form, notices to be given to holders of such debt securities will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Issuer issues debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s or the security registrar’s records, and will be deemed given when mailed. For so long as any debt securities are listed on any securities exchange, the Issuer will publish such notices as may be required by the rules and regulations of such securities exchange.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

The indenture, the debt securities and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process; Submission to Jurisdiction

The indenture will provide that the Issuer and the Guarantors will each appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent for service of process in any legal action or proceeding arising out of or in relation to the indenture, the debt securities or the guarantees brought in any Federal or state court in the Borough of Manhattan, The City of New York, New York, and the Issuer and the Guarantors will each irrevocably submit to the non-exclusive jurisdiction of such courts.

Currency Indemnity

The obligations of the Issuer and the Guarantors under the debt securities of a series and the guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer and the Guarantors will pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to the Issuer or the Guarantors, as the case may be. The holder will not be obligated to make this reimbursement if the Issuer or the Guarantors are in default of their respective obligations under the debt securities or the related guarantees.

Concerning the Trustee

Wilmington Trust, National Association has been appointed trustee under the indenture.

The indenture provides that the Issuer and the Guarantors will indemnify the trustee against any loss, liability or expense incurred without negligence or willful misconduct of the trustee in connection with the acceptance or administration of the trust created by the indenture.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of the debt securities.

The debt securities will be issued in global form, without interest coupons. Debt securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the security registrar as custodian for The Depository Trust Company, known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, as “Euroclear” and “Clearstream,” respectively.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Certificated Securities

Beneficial interests in a global security may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depository is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee and the security registrar that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depositary.

Exchanges Between Certificated Securities

You may transfer or exchange a certificated security or replace any lost, stolen, mutilated or destroyed certificated security for a new certificated security of like tenor and principal amount upon surrender at the office of the security registrar, together with a form of transfer duly completed and executed and any other evidence that the security registrar may reasonably require; provided that all transfers, exchanges and replacements must be effected in accordance with the indenture and the supplemental indenture. In the case of a transfer of only part of a certificated security, a new certificated security will be issued to the transferee in respect of the part transferred and a further new certificated security in respect of the balance of the original certificated security not transferred will be issued to the transferor.

Book-Entry Procedures for Global Securities

The following descriptions of the operations and procedures of DTC, Euroclear and Clearstream are provided to you solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, known as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. These persons are known as indirect participants. Persons who are not participants or indirect participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of global securities, DTC will credit, on its internal system, the accounts of participants with portions of the principal amount of such global securities, and

•

ownership of the interests in such global securities will be shown on, and the transfer of ownership of the interests will be effected only through, records maintained by DTC, in the case of participants, or by participants and indirect participants, in the case of other owners of beneficial interests in such global securities.

You may hold interests in a global security directly through DTC, if you are a participant in that system, or indirectly through organizations, including Euroclear and Clearstream, which are participants in that system. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery of the debt securities that they own. Consequently, your ability to transfer beneficial interests in a global security to others may be limited. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

As long as DTC or its nominee is the registered holder of a global security, DTC or its nominee will be considered the sole owner and holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. Except as described above, if you hold a book-entry interest in a global security, you:

•	will not have debt securities registered in your name;

•	will not receive physical delivery of the debt securities in certificated form; and

•	will not be considered the registered owner or holder of the interest in the global security under the indenture or the debt securities.

DTC has advised us that it will take any action permitted to be taken by a holder of the debt securities:

•	only at the direction of one or more participants to whose account with DTC interests in the global securities are credited; and

•	only in respect of such portion of the aggregate principal amount of the debt securities as to which the participant in question has given such direction.

If there is an event of default under the debt securities, however, DTC reserves the right to exchange the global security for legended securities in certificated form, and to distribute these debt securities to its participants.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee or security registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their obligations under the rules and procedures governing their operations, which may include:

•	maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in the global securities, and

•	any other action taken by any such depositary, participant or indirect participant.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

EXPERTS

The consolidated financial statements incorporated in the registration statement of which this prospectus forms a part by reference from WPP plc’s Annual Report on Form 20-F and the effectiveness of our internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Allen & Overy LLP will pass upon certain legal matters under New York law and English law for us regarding the debt securities and guarantees. Mourant Ozannes will pass upon certain legal matters under Jersey law for us regarding the guarantees of WPP plc.

ENFORCEABILITY OF CIVIL LIABILITIES

WPP Finance 2010 is a private unlimited liability company incorporated under the laws of England and Wales. WPP plc is a public company limited by shares incorporated under the laws of Jersey. WPP Jubilee Limited and WPP 2005 Limited are private limited liability companies incorporated under the laws of England and Wales. Some of the directors and officers of the Issuer and the Guarantors, and certain of the experts named herein, reside outside of the United States. In addition, a substantial portion of the Issuer’s and the Guarantors’ assets are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer and the Guarantors or their respective directors and officers and certain experts or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the U.S. federal securities laws.

The Issuer and the Guarantors have expressly submitted to the non-exclusive jurisdiction of the U.S. federal or state courts sitting in the Borough of Manhattan, The City of New York for the purpose of any suit, action or procedure to enforce the debt securities or the related guarantees and have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for debt securities and guarantees, including exhibits, that we have filed with the SEC on Form F-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

WPP plc files reports, including annual reports on Form 20-F, with, and furnishes other information to, the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with or furnished to the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any documents WPP plc files or furnishes electronically will be available free of charge at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with or furnish to the SEC may automatically update and supersede earlier information filed with or furnished to the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	WPP plc’s annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013 (SEC File No. 000-16350);

•	WPP plc’s interim report on Form 6-K for the six months ended June 30, 2013, filed with the SEC on November 6, 2013 (SEC File No. 000-16350);

•

any future annual reports on Form 20-F that WPP plc files with the SEC after the date of this prospectus and prior to the later of (i) the termination of the offering of the securities offered by this prospectus and (ii) if applicable, the date any underwriters stop offering securities; and

•	any future reports on Form 6-K that WPP plc furnishes to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

The Form 20-F may also be accessed via the SEC’s website at www.sec.gov. Where reference is made to a website in this prospectus, the contents of that website do not form part of this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at 27 Farm Street, London W1J 5RJ, United Kingdom, telephone (44) (0)20 7408 2204.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

The consolidated financial statements of WPP plc for the year ended December 31, 2012 have been incorporated by reference in this prospectus as described above. Note 32 of the consolidated financial statements includes certain condensed consolidating financial information pertaining to the Issuer, the Guarantors and another subsidiary of WPP plc, Young & Rubicam Brands US Holdings. Young & Rubicam Brands US Holdings is a guarantor of other indebtedness of the Issuer and is an indirect wholly owned subsidiary of WPP Jubilee Limited with no operations or cash flows of its own and its sole assets are its interests in certain operating subsidiaries. The exclusion of the financial information of Young & Rubicam Brands US Holdings has no financial impact on the columns presented in the condensed consolidating financial information relating to the Subsidiary Guarantors.

The unaudited consolidated interim financial statements of WPP plc for the six months ended June 30, 2013 have been incorporated by reference in this prospectus as described above. Note 22 of the unaudited consolidated interim financial statements includes certain condensed consolidating financial information pertaining to the Issuer, the Guarantors and another subsidiary of WPP plc, Young & Rubicam Brands US Holdings. Young & Rubicam Brands US Holdings is a guarantor of other indebtedness of the Issuer and is an indirect wholly owned subsidiary of WPP Jubilee Limited with no operations or cash flows of its own and its sole assets are its interests in certain operating subsidiaries. The exclusion of the financial information of Young & Rubicam Brands US Holdings has no financial impact on the columns presented in the condensed consolidating financial information relating to the Subsidiary Guarantors.